Exhibit 99.1


Contact:
Investors                                         Media
Andrea F. Rabney                                  Abernathy MacGregor
Vice President                                    Andrew Merrill or David Pitts
Corporate Communications                          (212) 371-5999
ImClone Systems Incorporated
(646) 638-5058


For Immediate Release


                     IMCLONE SYSTEMS RECEIVES "WELLS NOTICE"
                     FROM SECURITIES AND EXCHANGE COMMISSION


New York, NY -- Jun 19, 2002 -- ImClone Systems Incorporated (NASDAQ: IMCL) announced that it today received a written "Wells Notice" from the staff of the Securities and Exchange Commission (SEC), indicating that the staff is considering recommending the Commission bring an action against the Company relating to the Company's disclosure immediately following its receipt of a Refusal-to-File letter from the FDA on December 28, 2001 for its biologics license application for ERBITUX.

Under the Wells process established by the Commission, the Company has the opportunity to respond in writing to the "Wells Notice" before the staff makes a formal recommendation regarding what action, if any, should be brought against the Company by the Commission. The Company intends to respond promptly and thoroughly.

The Company reiterates its intention to cooperate fully with the SEC in the course of its investigation.

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with a variety of cancers. The Company's three programs include growth factor blockers, cancer vaccines and angiogenesis inhibitors. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems is headquartered in New York with additional administration and manufacturing facilities in Somerville, New Jersey.


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ImClone Systems Incorporated
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The matters discussed in this news release may include forward-looking statements which involve potential risks and uncertainties. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with completing preclinical and clinical trials of the Company's compounds that demonstrate such compounds' safety and effectiveness; obtaining additional financing to support the Company's operations; obtaining and maintaining regulatory approval for such compounds and complying with other governmental regulations applicable to the Company's business; obtaining the raw materials necessary in the development of such compounds; consummating collaborative arrangements with corporate partners for product development; achieving milestones under collaborative arrangements with corporate partners; developing the capacity to manufacture, market and sell the Company's products, either directly or with collaborative partners; developing market demand for and acceptance of such products; competing effectively with other pharmaceutical and biotechnological products; obtaining adequate reimbursement from third party payers; attracting and retaining key personnel; obtaining patent protection for discoveries and risks associated with commercial limitations imposed by patents owned or controlled by third parties. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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